Exhibit 99.1

Contact:	Scott Lamb
Vice President, Investor Relations
(713) 513-3344

Cameron Stockholders Vote to Adopt Merger Agreement with Schlumberger

HOUSTON, Texas, December 17, 2015  -- Cameron (NYSE: CAM) announced that its stockholders, at a special meeting held earlier today, have overwhelmingly voted to adopt the previously announced merger agreement providing for the acquisition of Cameron by a wholly owned subsidiary of Schlumberger Limited.  Upon completion of the transaction, each share of Cameron common stock will convert into the right to receive 0.716 shares of common stock of Schlumberger Limited and a cash payment of $14.44.

“We are pleased that our stockholders have clearly recognized and endorsed the significant value generated by this transaction,”  said Scott Rowe, President and Chief Executive Officer of Cameron.  “The combination of the two organizations will create a premier oilfield equipment and services company uniquely positioned to deliver superior value to the industry.”

The transaction remains subject to regulatory approvals and customary closing conditions, and the companies expect the acquisition will close in the first quarter of 2016.

Cameron is a leading provider of flow equipment products, systems and services to worldwide oil and gas industries.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, expected timetable for completing the proposed transaction, benefits and synergies of the proposed transaction, future opportunities for the combined company and products, future performance and any other statements regarding Cameron’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not statements of historical fact, are forward-looking statements. Cameron cannot give any assurance that such expectations will prove to have been correct. These statements are subject to, among other things, satisfaction of the closing conditions to the merger, the risk that the contemplated merger does not occur, negative effects from the pendency of the merger, the ability to successfully integrate the merged businesses and to realize expected synergies, the timing to consummate the proposed transaction and other risk factors that are discussed in Schlumberger’s and Cameron’s most recent 10-Ks, Schlumberger’s registration statement on Form S-4, including Amendment No. 1 thereto, filed with the SEC, as well as each company’s other filings with the SEC available at the SEC’s Internet site (http://www.sec.gov). Actual results may differ materially from those expected, estimated or projected. Forward-looking statements speak only as of the date they are made, and Cameron undertakes no obligation to publicly update or revise any of them in light of new information, future events or otherwise.